EXHIBIT 99.1
News Release

Contacts: Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel's Middletown (OH) Works Blast Furnace Experiences Incident

West Chester, OH, June 24, 2013-AK Steel Corporation (NYSE:AKS) said today that the blast furnace at its Middletown (OH) Works facility experienced a mechanical failure in the charging apparatus internal to the furnace on June 22, 2013. The company said that there were no injuries and it is continuing to assess the situation and investigate the root cause of the incident.
The company said that it has a contingency plan in place and is executing the plan. The blast furnace was taken offline to prevent any damage to the furnace and to position the furnace for the start-up once the repairs are completed. Prior to the completion of the repairs, the company will utilize its Butler (PA) Works electric arc furnace and its Ashland (KY) Works blast furnace and, to the extent necessary, purchase merchant carbon slabs to service its customers.
At this time, the company does not have a specific estimate of the cost or an exact date for completion of the repairs, though it currently expects to complete the repairs as early as sometime in July, though the repairs may be completed later in the third quarter. The company noted that it maintains property damage and business interruption insurance, and it currently expects that its uninsured losses will be between $10 million and $27.5 million. The company currently expects this outage will impact both the second and third quarter shipments and financial results. The company will provide an update to this incident in its scheduled earnings conference call to be held on July 23, 2013 at 11:00 a.m. Eastern Time.

Safe Harbor Statement
The statements in this release with respect to future results reflect management's estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.  The company cautions readers that such forward-looking statements, including those estimates with respect to the timing and cost of repairing the blast furnace at the Middletown Works facility, involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and in Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.  Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

-more-

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.
###